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NEWS RELEASE

FOR IMMEDIATE RELEASE

VITAL SIGNS ANNOUNCES SETTLEMENT OF LAWSUIT

         TOTOWA, N.J., JULY 27, 2000 -- VITAL SIGNS, INC. (NASDAQ: VITL): SIMS Portex, Inc. ("SIMS") and Vital Signs, Inc. ("Vital Signs") have reached a settlement in connection with litigation concerning among other things patent property owned by SIMS. Legal proceedings have been pending in the Federal District Court in Illinois. The products at issue in the litigation are certain disposable manual resuscitator devices which Vital Signs sells for respiratory therapy and other purposes.

         The litigation involved issues including the validity and enforceability of SIMS' patent relating to resuscitator devices and whether those Vital Signs' devices infringe on SIMS' patented technology. The validity issue was resolved in SIMS' favor by the US Court of Appeals for the Federal Circuit.

         In a commercial settlement, the parties agreed that Vital Signs would drop its challenge to the SIMS Patent and would acknowledge the validity and enforceability of the SIMS Patent, In turn, SIMS agreed it would not pursue its patent infringement claims against Vital Signs. The Parties agreed to dismiss the current action with prejudice. Vital Signs made no acknowledgement that its products infringe the SIMS patent.

         The parties also agreed among other things that SIMS would grant a non-exclusive license to Vital Signs under the SIMS patent for the resuscitator devices, with Vital Signs continuing to market its resuscitators without the threat of patent infringement litigation. The other terms of the settlement are confidential to the parties. Vital Signs said that it would report a special charge, net of tax, of approximately $5.5 million aggregating to $0.45 per share in its earnings for the third quarter of the current fiscal year to cover the costs of this litigation and settlement and another infringement litigation.

         SIMS and Vital Signs stated that they were pleased with the outcome of the litigation and the resolution that was reached by the parties and that this matter has been put behind them.

                                               [LETTERHEAD OF VITAL SIGNS INC.]





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         All statements in this press release other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 1999.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market single-use medical products for anesthesia and critical care, achieving the number one market share position in nine of its major product categories. Vital Signs is distinguished as one of a select number of medical device firms to have received ISO 9001 certification and CE Mark for its products.

FOR FURTHER INFORMATION, CONTACT:   Terence D. Wall, President
                                                 or
                                    Tony Dimun, Chief Financial Officer
                                    (973) 790-1330
                                    http://www.vital-signs.com

                                               [LETTERHEAD OF VITAL SIGNS INC.]